EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements of Fentura Financial, Inc. on Form S-3D (File No.333-120182) on Form S-8 (File No. 333-118085), on Form S-8 (File No. 333-137104) and on Form S-8 (File No. 333-137103) of our report dated March 3, 2007 on the 2006 Consolidated Financial Statements of Fentura Financial, Inc., which report is included in the 2006 Annual Report on Form 10-K of Fentura Financial, Inc.

/s/ CROWE CHIZEK AND COMPANY LLC

Grand Rapids, Michigan
March 13, 2007